                                                                     EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

The Plan Administrator
LaBarge, Inc. Employees Savings Plan:

We consent to incorporation by reference in the registration statement No. 33-31330 on Form S-8 of LaBarge, Inc. of our report dated May 21, 1999, relating to the statements of net assets available for benefits, with fund information of the LaBarge, Inc. Employees Savings Plan as of December 31, 1998 and 1997, and the related statements of changes in net assets available for benefits, with fund information for each of the years then ended, and the related schedules as of and for the years ended December 31, 1998 and 1997, which report appears in the annual report on Form 11-K of the LaBarge, Inc. Employees Savings Plan.


                  /s/ KPMG LLP


St. Louis, Missouri
June 25, 1999